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                                                                      Exhibit 10



October 24, 1997


Allmerica Investment Trust
440 Lincoln Street
Worcester, MA  01643


Ladies and Gentlemen:

In my capacity as Secretary of Allmerica Investment Trust, I have participated in the preparation of Amendment No. 35 to its Registration Statement on Form N-1A under the Investment Company Act of 1940 and Post-effective Amendment No. 34 under the Securities Act of 1933 with respect to the issuance of its shares, including shares of the Select Emerging Markets Fund and Select Strategic
Growth Fund (the "New Funds"). I am of the opinion that, when sold in accordance with the terms of the Prospectus and Statement of Additional Information in effect at the time of sale, the shares of the New Funds will be legally issued, full paid and non-assessable by the Trust.

In arriving at the foregoing opinion, I have made such examination of law and examined such records and other documents as in my judgment are necessary or appropriate. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-1A.

Sincerely,

/s/ George M. Boyd
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George M. Boyd
Secretary